Exhibit 10.1

March 16, 2005

Dr. Eugene A. Bauer
59 Montecito Road
San Rafael, CA 94901

Dear Dr. Bauer:

Protalex, Inc. (the “Company”) is pleased that, as of February 15, 2005, you joined our board of directors. This letter provides you with some basic information related to your decision to join our board.

Term

Generally, directors are elected by our stockholders at our annual stockholders’ meeting. Directors hold office for one-year terms and until re-elected or their successors are elected and qualified, unless they resign or are removed earlier. You may resign at any time upon written notice to the Company and may be removed, with or without cause, at any time by the vote or written consent of the stockholders representing not less than a majority of the issued and outstanding capital stock entitled to voting power. Additional information regarding the terms of directors is set out in Section II of the Company’s current bylaws.

Director’s Fees

You will receive $20,000 annually as director’s fees. As a director you will not receive separate meeting fees, but you will be reimbursed for out-of-pocket expenses related to attending board meetings in accordance with the Company’s reimbursement policies.

Additionally, you received 100,000 fully vested stock options under the Company’s 2003 Stock Option Plan, exercisable at $2.80, which will expire on February 15, 2015, if not exercised. This grant is subject to the further terms and conditions of the Company’s 2003 Stock Option Plan and the corresponding Stock Option Agreement. Please note that, as a director of the Company, you are required to file reports under Section 16 of the Securities and Exchange Act of 1934 related to your ownership of the Company’s securities. We have provided you with a separate memorandum that sets out these requirements in further detail.

Gene, your superb qualifications make you a welcomed member of our board of directors. We are glad you have chosen to become a director of Protalex, Inc. If you have any questions, please do not hesitate to call me.

Very truly yours,

PROTALEX, INC.

/s/ Steven H. Kane
Steven H. Kane
Chief Executive Officer

Accepted and approved:

/s/ Eugene A. Bauer
Eugene A. Bauer